Exhibit 99.1




           ANICOM ACQUIRES LEADING CANADIAN DISTRIBUTOR TEXCAN CABLES
                       FOR A COMBINATION OF STOCK AND CASH


         o        Texcan had fiscal 1998 revenues of $116 million
         o        Texcan has 20 North American locations
         o        Acquisition is Anicom's 16th
         o        Anicom to increase unsecured credit facility by 25 percent


ROSEMONT, ILL., September 22, 1998 - Anicom, Inc. (Nasdaq: ANIC), a national leader and specialist in the distribution of multimedia wiring products, today announced it has acquired Canadian distribution specialist Texcan Cables for a purchase price consisting of approximately 1,400,000 shares of common stock, preferred stock convertible into approximately 1,400,000 additional shares of common stock, and $27 million in cash. Anicom will also assume approximately $12 million of bank indebtedness. This marks Anicom's 16th acquisition in the last three years.

Headquartered in Vancouver, Canada, Texcan Cables is a specialist in the distribution of wire, cable, fiber optics and connectivity products. Texcan has 13 locations throughout Canada and seven locations in the United States. For the fiscal year ended March 31, 1998, Texcan had revenues of approximately U.S. $116 million, of which approximately 80 percent were generated in Canada.

Scott C. Anixter, Anicom's chief executive officer, said, "This significant acquisition will firmly establish our market presence in Canada. We now are a strong North American company, with more than 75 locations and excellent opportunities for greater growth and profits."

"Our primary goal remains increasing shareholder value. We expect to realize operating efficiencies through maximizing our North American integrated network. Due to the complex nature and size of this transaction, we anticipate recognizing one-time, acquisition related expenses of between $4 million and $6 million in the third quarter. Without giving effect to this acquisition related charge, we continue to be comfortable with expectations for the third quarter," Anixter said.

Ron Stern, chairman of Texcan, said, "Texcan Cables is a fine company with many outstanding people who can do much to further strengthen Anicom as a North American leader in the distribution of wiring and connectivity products."

Carl E. Putnam, Anicom president and COO, stated, "A hallmark of Anicom is our ability to acquire companies that are accretive and integrate them to maximize operating leverage and profitability. We plan to continue our integrated growth strategy both through internal growth and additional acquisitions as opportunities develop."



Anicom Increases Credit Facility

Additionally, Anicom has received commitments today to increase its unsecured line of credit from $100 million to $125 million. Alan B. Anixter, Anicom's chairman of the board, stated, "We believe this additional financial flexibility will increase our ability to achieve our goal of becoming a multibillion dollar corporation."

Headquartered in Rosemont, Illinois, Anicom provides products that "interconnect
the  Internet"  and  serves  as  a  vital  link  to  the   ever-growing   global
communications industry.

In  compliance  with  the  Safe  Harbor  Provision  of  the  Private  Securities
Litigation Reform Act of 1995, the company notes the statements contained in this press release that are not historical facts may be forward-looking statements that are subject to a variety of risks and uncertainties more fully described in Anicom's filings with the Securities and Exchange Commission including, without limitation, those described under "Risk Factors" in Anicom's Resale Prospectus dated August 21, 1998 and in Anicom's Annual Report on form 10-K for the year ended December 31, 1997. Anicom wishes to caution readers of this press release that these risks and uncertainties could cause Anicom's actual results in 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Anicom. These risks and uncertainties include, without limitation, general economic and business conditions affecting the industries of Anicom's customers in existing and new geographical markets, competition from national and regional distributors, the availability of sufficient capital, Anicom's ability to identify the right product mix and to maintain sufficient inventory to meet customer demand and Anicom's ability to operate effectively in geographical areas in which it has no prior experience. The words "believe" "expect" "anticipate" and "plan" used in this press release as they relate to Anicom or its management are generally intended to identify such forward-looking statements.